This proxy form is solicited on behalf of the Board of Directors of DynCorp.

                                     DynCorp

                            2000 Edmund Halley Drive

                                Reston, VA 20191

         The undersigned hereby appoints Dan R. Bannister, Paul V. Lombardi, and Herbert S. Winokur, Jr., and each of them, as proxies, with full power of substitution, and hereby authorizes each of them to present the shares of Common Stock of DynCorp, held of record by or beneficially on behalf of the undersigned as of May 26, 2000 at the Annual Meeting of Stockholders of DynCorp to be held on Tuesday, July 18, 2000 at 10:00 a.m., eastern daylight time, at the offices of DynCorp, 11710 Plaza America Drive, Reston, Virginia 20190, and at any adjournment thereof, and to vote such shares as directed below with respect to the matters set forth and upon any other matter which may properly come before the meeting or any adjournment thereof.

Election of directors

|_|  FOR election of the following nominees:
       Russell E.  Dougherty as a Class II director for a one-year term
       T. Eugene Blanchard as a Class III director for a three-year term Paul V. Lombardi as a Class III director for a three-year term Dudley C. Mecum II as a Class III director for a three-year term

|_|  AGAINST election of all four nominees

|_|  WITHHOLD  AUTHORITY  (to  withhold  authority  to  vote  for  an individual nominee, write that nominee's name below):

                    (date)                  (signature)


                                            (joint owner's signature, if any)